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                                                                     EXHIBIT 4.1



                                VOTING AGREEMENT


         VOTING AGREEMENT ("Agreement"), dated as of February 11, 2000, between
Kenneth Lidster ("Lidster"), Michele Wong ("Wong") (individually the
"Shareholder" and collectively the "Shareholders") and Registry Magic
Incorporated, a Florida corporation ("RMAG"). RMAG is sometimes herein referred to as the "Company".

A. Each Shareholder is the record and beneficial owner of that number of issued and outstanding shares (together with any shares acquired after the date hereof, the "Shares") of Common Stock of Synergex International Corporation, a
California corporation ("SIC"), as indicated on Exhibit A attached hereto and made a part hereof, which Shares represent approximately the percentages of the currently issued and outstanding shares of SIC's Common Stock as indicated on Exhibit A.

B. In order to induce RMAG to enter into the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and between SIC and RMAG, RMAG has requested that the Shareholders enter into this Agreement with respect to the Shares.

C. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings given to them in the Merger Agreement.

D. For good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in order to induce RMAG to enter into the Merger
Agreement, RMAG and the Shareholders hereby agree as follows:

1.       Covenants.

         (a) At any meeting of shareholders of SIC called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Shareholder shall, including by initiating a written consent solicitation if requested by RMAG, vote (or cause to be voted) such Shareholder's Shares in favor of the Merger, the adoption by SIC of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement.

         (b) At any meeting of shareholders of SIC or at any adjournment thereof or in any other circumstances upon which the Shareholders' vote, consent or other approval is sought, each Shareholder shall vote (or cause to be voted) such Shareholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SIC or its Subsidiaries or any other Transaction Proposal
(as defined in the Merger Agreement) affecting SIC (collectively, "Alternative
Transactions") or (ii) any amendment of SIC's Amended and Restated Articles of Incorporation or by-laws or other proposal or transaction involving SIC


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or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger
Agreement (collectively, "Frustrating Transactions").

         (c) During the Term of this Agreement, except pursuant to a certain
Election Agreement dated February 11, 2000 between Lawrence Cohen, Lidster,
Wong, RMAG and SIC, Lidster and Wong shall not, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than RMAG or SIC, or their respective designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

2. Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.

         (a) Each Shareholder hereby irrevocably grants to and appoints any individual who shall hereafter be designated by RMAG as such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of shareholders of SIC or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of the Merger, the adoption by SIC of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and (ii) against any Alternative Transaction or Frustrating Transaction.

         (b) Each Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

         (c) EACH SHAREHOLDER HEREBY AFFIRMS THAT THE PROXY SET FORTH IN THIS
SECTION 2 IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL SUCH TIME AS THIS
AGREEMENT TERMINATES IN ACCORDANCE WITH ITS TERMS. The Shareholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement.
Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of ________________ of the ________________________________.

3. Representations and Warranties of the Shareholder The Shareholder hereby represents and warrants to RMAG as follows:


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         (a) Authorization. Each Shareholder has the legal capacity to execute, deliver and perform this Agreement. This Agreement constitutes a valid and binding obligation of the Shareholder enforceable against him or her in accordance with its terms. If the Shareholder is married and the Shares constitute community property under applicable law, the spouse of each
Shareholder shall consent to be bound by the provisions of this Agreement by executing the Consent of Spouse attached hereto as Exhibit B and made a part hereof.

         (b) No Conflict. The execution, delivery and performance by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) result in any breach or violation of or be in conflict with or constitute a default under term of any law or agreement or arrangement to which the Shareholder is a party or by which the Shareholder is bound, (ii) require any filing with or authorization by any governmental entity or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Shareholder is entitled under any provision of any agreement or other instrument binding on the Shareholder.

         (c) Ownership of Shares. Each Shareholder is the record and beneficial owner of the Shares free and clear of any and all liens, pledges, restrictions, charges or other adverse claims of any kind or nature. Each Shareholder has the sole voting power, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except for the Election Agreement referred to above none of the Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. Each Shareholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder.
The Shareholder owns of record or beneficially no shares of SIC Common Stock other than such Shareholder's Shares.

         (d) Merger Agreement. Each Shareholder understands and acknowledges that RMAG is entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

4. Board Approval. The Board of Directors of RMAG have, to the extent required by applicable law, duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof no restrictive provision of any "fair price," "moratorium," "control-share acquisition," "interested shareholders" or other similar anti-takeover statute or regulation (including, without limitation, Sections 607.0901 and 607.0902 of the Florida Business Corporation Act) or restrictive provision of any applicable anti-takeover provision in the Articles of Incorporation or by-laws of RMAG is, or will be,


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applicable to RMAG, the Shares, the Merger or any other transaction contemplated by this Agreement.

5.       Miscellaneous.

         (a) Notices. All notices shall be in writing and shall be given as follows:

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
         if to Wong to:                               if to Lidster to:

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

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
         with a copy to:

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

         if to RMAG to:

         Registry Magic Incorporated
         3998 FAU Boulevard, Suite 200-105
         Boca Raton, FL 33431
         Attention: Lawrence Cohen

         with a copy to:

         Atlas, Pearlman, Trop & Borkson, P. A.
         350 East Las Olas Boulevard, Suite 1700
         Fort Lauderdale, Florida 33301
         Telecopy: 954-766-7800
         Attention: Joel D. Mayersohn, Esq.

or to such other address as may have been designated in a prior notice pursuant to this Section. Notices shall be deemed effectively served and delivered upon receipt.

         (b) Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by the Shareholder without the prior written consent of RMAG. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the parties hereto any rights or benefits hereunder.


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         (c) Governing Law. This Agreement will be governed by and construed under California law, without regard to conflict of laws principles thereof.

         (d) Waivers. Compliance with the provisions. of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

         (e) Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all the parties hereto and that specifically refers to this Agreement.

         (f) Entire Agreement. This Agreement and the Merger Agreement are the exclusive statement of the agreement among the parties hereto concerning the subject matter hereof.

         (g) Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         (h) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         (i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the United States. This being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

         (j) Further Assurances. RMAG and the Shareholders will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement and to vest the power to vote each Shareholder's Shares as contemplated by Sections 1 and 2.


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         (k) Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earliest to occur of (i) consummation of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms, unless prior to such termination a person or entity shall have made a Transaction Proposal and (iii) twenty-four months from the date hereof. Sections 1(b) and 2(a)(ii) shall terminate on the earlier of (x) the date computed in accordance with the preceding sentence and (y) six months after the termination of the Merger Agreement in accordance with its terms. Nothing in this Section 5(k) shall relieve the Shareholder from liability for breach of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                             REGISTRY MAGIC INCORPORATED


                                             By:      /s/ Lawrence Cohen
                                                ------------------------------
                                                Name:  Lawrence Cohen
                                                Title: Chairman



                                                     /s/ Kenneth Lidster
                                                ------------------------------
                                                Kenneth Lidster, a Shareholder

                                                     /s/ Michele C. Wong
                                                ------------------------------
                                                Michele C. Wong, a Shareholder


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